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                                                                  Exhibit 99.i.


               The Hartford Financial Services Group, Inc.
                           Hartford Plaza
                         Hartford, CT 06115

April 27, 2004

Board of Directors
Hartford HLS Series Fund II, Inc.
55 Farmington Avenue
Hartford, CT 06105

RE:  HARTFORD HLS SERIES FUND II, INC.
     POST-EFFECTIVE AMENDMENT NUMBER 36
     FILE NO. 33-3920

Gentlemen:

     I have examined the Articles of Incorporation of Hartford HLS Series Fund II, Inc. (hereafter referred to as "Company"); the By-Laws of the Company; documents evidencing various pertinent corporate proceedings; and such other things considered to be material to determine the legality of the sale of the authorized but unissued shares of the Company's stock. Based upon my examination, it is my opinion that the Company is a validly organized and existing corporation of the State of Maryland and it is legally authorized to issue its shares of common stock, at prices determined as described in the Company's currently effective Prospectus, when such shares are properly registered under all applicable federal and state securities laws.

     I have examined such Company records, certificates and other documents and reviewed such questions of law as I have considered necessary or appropriate for purposes of this opinion. In my examination of such materials, I have assumed the genuineness of all signatures and the conformity to the original documents of all copies submitted to me. As to various questions of fact material to my opinion, I have relied upon statements of officers and representatives of the Company and upon representations of the Company made in the registration statement.

     Based upon the foregoing, it is my opinion that the Shares, when issued and sold for cash consideration in the manner described in the registration statement, will be legally issued, fully paid and nonassessable stock of the Company.

     I am an attorney licensed to practice only in Connecticut and Colorado.

     I hereby consent to the inclusion of this opinion as an exhibit to the registration statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,
/s/ Kevin J. Carr
Kevin J. Carr
Assistant General Counsel